UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2025

JONES SODA CO.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

4786 1st Avenue South, Suite 103, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On December 8, 2025, the Board of Directors of Jones Soda Co. (the “Company”) appointed Darcey Macken, age 50, as the Company’s Chief Operating Officer.

Ms. Macken is a veteran consumer packaged goods executive with more than two decades of leadership experience across high-growth, innovation-driven food and beverage companies. Since January 2023, Mr. Macken has served as CEO and Co-Founder of Myna Snacks, Inc., a digital snacking company launched in partnership with creator Imane “Pokimane” Anys and backed by Connect Ventures, where she built the organization, commercial model, and product portfolio while activating a large global audience. Prior to Myna Snacks, Ms. Macken was CEO of Planterra Foods from October 2019 to October 2022, where she established the OZO™ plant-based protein brand, renovated a large-scale manufacturing facility, and launched more than 20 products across 12 countries. Earlier, she held senior leadership roles at Sovos Brands, and Noosa Yoghurt from April 2015 to October 2019, including serving as the CEO/General Manager, where she led the business through its acquisition and drove revenue growth from approximately $45 million to more than $200 million. Ms. Macken spent over a decade at the Kellogg Company in multiple executive positions, including President of U.S. Sales from May 2013 to January 2014 and Senior Vice President, Global Sales from January 2014 to March 2015, where she oversaw multibillion-dollar revenue portfolios and built global sales enablement frameworks. She has extensive experience in brand building, product innovation, global sales leadership, operational scale-up, and cross-functional team development.

Ms. Macken has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Ms. Macken has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. Ms. Macken was not appointed as the Company’s Chief Operating Officer pursuant to any arrangement or understanding with any other person.

In connection with Ms. Macken’s appointment as Chief Operating Officer, Ms. Macken entered into an employment agreement, dated December 8, 2025 (the “Macken Employment Agreement”). Pursuant to the Macken Employment Agreement, Ms. Macken is entitled to receive an annual base salary of $300,000. Additionally, for each fiscal year during the term of her employment, Ms. Macken is eligible to receive an annual cash bonus of up to 35% of her annual base salary at the discretion of the Company’s Board of Directors. Further, Ms. Macken was granted non-qualified stock options to purchase up to 1,200,000 shares of the Company’s common stock under the Company’s 2022 Omnibus Equity Incentive Plan (the “Macken Stock Options”). The Macken Stock Options are scheduled to vest as follows: (i) 300,000 Macken Stock Options on December 8, 2026; (ii) 300,000 Macken Stock Options on December 8, 2027; and (iii) 300,000 Macken Stock Options on December 8, 2028; and (iv) the remaining 300,000 Macken Stock Options on December 8, 2029, in each case subject to Mr. Macken’s continued service with the Company as a consultant or an executive officer.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Macken Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Appointment of SVP, Partnerships

Effective as of December 8, 2025, the Company’s Board of Directors appointed Jerry Goldner, age 57, as Senior Vice President, Partnerships. In connection with his appointment as Senior Vice President, Partnerships, Mr. Goldner resigned from his role as the Company’s Chief Growth Officer, effective December 8, 2025.

Item 8.01 Other Events.

On December 9, 2025, the Company issued a press release announcing the appointment of Ms. Macken. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Macken Employment Agreement, dated December 8, 2025
99.1	Press Release, dated December 9, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2025	JONES SODA CO.

/s/ Brian Meadows
Brian Meadows
Chief Financial Officer

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